UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2001

GOLDEN STAR RESOURCES LTD.
(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation)	1-12284 (Commission File Number)	98-0101955 (IRS Employer Identification No.)

10579 Bradford Road, Suite 103 Littleton, Colorado (Address of principal executive offices)	80127-4247 (Zip Code)

Registrant’s telephone number, including area code:  (303) 830-9000

No Change
(Former name or former address, if changed since last report)

Item 5. Other Events
Item 7. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
Exhibit 10.1
Exhibit 10.2
Exhibit 10.3
Exhibit 10.4

Item 5.  Other Events

         Acquisition of Additional Interest in the Bogoso Mine and Adjacent Properties. In early September 2001, we purchased the interest of our partner in Bogoso Gold Limited (“BGL”), Anvil Mining NL, which operates the Bogoso gold mine in Ghana, thereby increasing Golden Star’s holding in BGL from 70% to 90%. The remaining 10% interest is owned by the government of Ghana. We also acquired Anvil’s 22.2% interest in the approximate $28 million of debt owed by BGL to Anvil and Golden Star and now own 100% of this debt. ($ as used in this report refers to U.S. dollars) As consideration for the additional interest in BGL and the debt, Golden Star issued Anvil 3,000,000 of its common shares.

         Also in September 2001, we acquired all of the rights, claims and obligations with respect to the Prestea property from Barnarto Exploration Limited. We issued 3,333,333 common shares and 1,333,333 warrants, exercisable at $0.70 per share, and granted a production royalty in consideration for these rights. The Prestea property is located immediately south of the Bogoso property.

         In May 2001, through BGL, we entered into a heads of agreement with Prestea Gold Resources Limited (“PGR”), whereby PGR, which is operating an underground mine at Prestea, surrendered its mining lease over the Prestea property. Golden Star and PGR subsequently made application to the government of Ghana and, on June 29, 2001, were granted two new mining leases, a surface mining lease to a depth of 200 vertical meters in favor of Golden Star and an underground mining lease below a depth of 200 vertical meters in favor of PGR. Under this agreement, we also paid $2.1 million in cash to PGR as an option payment which gives us the right, but not the obligation, to make a further payment of $1.9 million to PGR within 180 days after closing to acquire a 35% interest in PGR and the right to manage the underground mine. The acquisition of the right to mine the Prestea property permits us to continue to operate the Bogoso plant by supplying us with additional minable mineral resources. We commenced mining on the Prestea property in September, immediately upon obtaining the necessary mining and environmental permits, and are developing an exploitation plan for the property. A final, definitive agreement was entered into with PGR on November 16, 2001. We also continue to seek mining rights in other properties adjacent to the Bogoso/Prestea properties.

         Acquisition of Wassa Property. In November 2001, we agreed in principle with Satellite Goldfields Limited and its senior secured creditors to purchase the Wassa gold mine. The broad terms of the agreement, which is subject to governmental and court approvals, are summarized as follows:

(i)	We have agreed to pay an initial consideration of $4.0 million at closing;

(ii)	We have agreed to pay a deferred consideration of $5.0 million linked to the redevelopment of Wassa using a Carbon In Leach (“CIL”) processing plant;

(iii)	The initial consideration and the deferred consideration would be funded by a debt facility (the “Debt Facility”) to be provided by Wassa’s existing senior secured creditors. The Debt Facility would be repaid over a period of four years commencing one year after the completion of the transaction during which time Wassa would be redeveloped as a CIL operation; and

(iv)	We have also agreed to pay a royalty from future gold production from Wassa. The royalty will be paid quarterly and will be determined by multiplying the production from Wassa for each quarter by a royalty rate of $7.00 per ounce produced. The royalty rate will increase by $1.00 for each $10.00 increase in the average market price for gold for each quarter above $280 per ounce up to a cap of $15.00 per ounce.

We expect to finalize the transaction documents and to consummate the acquisition of the Wassa property in late March, 2002. In addition to the governmental and court approvals referred to above, the acquisition is subject to (i) the execution of binding definitive documentation, and (ii) Golden Star completing its funding activities for the Bogoso gold mine, although this final condition may be waived by us.

         The Wassa mine is located approximately 35 kilometers from the Bogoso facility and we expect to run it as a separate operation, although some cost savings arising from shared overhead costs can be expected.

         Sale of Interest in Gross Rosebel Project. In October 2001, we reached agreement with Cambior Inc. to sell our 50% interest in the Gross Rosebel project in Suriname to Cambior. Cambior is the other principal in the project. The purchase consideration is an initial $5 million payable at closing, plus three payments of $1 million each to be paid no later than the second, third, and fourth anniversaries of closing. We will also be entitled to a price participation royalty, equal to the excess of the average market price for gold for each quarter above a hurdle gold price multiplied by 10% of the gold production for the quarter, less the 2% royalty payable in Suriname. For soft ores, the hurdle gold price will be $300 per ounce. For hard ores, the hurdle gold price will be $350 per ounce. The transaction is subject to various conditions, including government approvals. Based on progress to date in achieving such approvals, on January 10, 2002, Cambior advanced $3 million against the initial $5 million closing payment. We currently expect that all of the closing conditions will be satisfied and that the transaction will close in late March 2002, although unanticipated events could cause the closing to be postponed or the sale abandoned.

         As a part of this transaction, we have also agreed to transfer to Cambior our interest in the Headley’s Reef and Thunder Mountain properties, contiguous to the Gross Rosebel property and the our 30% interest in the Omai gold mine in Guyana. Consideration for the Headley’s Reef and Thunder Mountain properties was nominal. The Omai interest was transferred in consideration of the assumption by Cambior of $0.9 million of indebtedness of Golden Star to Omai Gold Mines Limited. Cambior concurrently agreed to transfer to Golden Star its 50%

interests in the Yaou and Dorlin properties and its 100% interest in the Bois Canon property (all in French Guiana).

         The sale of our interest in the Gross Rosebel project, together with our expected writeoff of our interest in the Paul Isnard project (described below) constitute the final significant steps in the transition that was begun in 1999 and that has shifted our focus from solely exploration on a global basis to production in west Africa. We retain interests in various exploration properties and in the future may make additional investments in exploration projects. However, we expect that our focus for the foreseeable future will be on the expansion of our mining operations in Ghana.

         Private Placement. In January 2002, we completed a private placement of 11,516,000 units at a price of $0.49 per unit for gross proceeds of $5.6 million ($5.3 million, net). Each unit consisted of one common share and one-half of a warrant. Each whole warrant entitles the holder to the right, for a period of two years, to acquire one further common share at an exercise price of $0.70. Half of the proceeds from the private placement have been paid directly to Golden Star with the balance having been deposited in escrow. The escrowed funds will become available upon the last to occur of (i) the registration of the common shares underlying the units, (ii) the completion of the Cambior transaction, and (iii) the completion of the Company’s acquisition of the Wassa property in Ghana, or earlier if one or more of the above conditions is waived by an investor. The Company expects that these conditions will be met within the next two months, although various factors could delay satisfaction of one or more of these conditions. As a part of the placement, we are required to file a registration statement relating to the common shares issued as a part of the units and issuable upon exercise of the warrants. We expect to use the proceeds from the Cambior transaction described above and the private placement, which will total approximately $10.3 million, to contribute to our acquisition and development costs in Ghana.

         Write-off of Paul Isnard Interest. On September 13, 2001, Guyanor Ressources S.A., our 73% owned subsidiary, announced the withdrawal of its joint venture partner Rio Tinto Mining and Exploration Limited (“Rio Tinto”) from its agreement under which it could have earned a 70% interest in the Paul Isnard project by spending a total of $9 million on exploration and development. Rio Tinto’s decision was made following the completion of the first phase exploration program conducted from February to August 2001 at a cost of $830,000, which failed to indicate the potential to meet Rio Tinto’s resource target requirements. Although Guyanor will continue to hold the property and is in discussions with third parties with respect to its potential development, we have elected to write off our investment in the project for financial reporting purposes in the fourth quarter of 2001. The write-off will have a $6.9 million negative impact on our results for the quarter and the year. As noted above, the write-off constitutes one of the final steps in our transition from an exploration company to a production company, in the course of which we have written off a total of $55.6 million of acquisition costs and deferred expenditures on exploration properties. Our remaining exploration properties, following the sale of our interest in Gross Rosebel described above, will not have significant book value and their ongoing maintenance cost should be relatively modest. Accordingly, we do not expect that our exploration properties or activities related to them will have a significant impact on our asset value or results of operations in the foreseeable future.

         Future Capital Requirements. We expect that the exploitation of the Prestea property and the Wassa mine will require substantial capital investment in 2002 and 2003. We anticipate that the development of these properties will require approximately $27 million of capital investment allocated as follows:

Item	Amount

2002 capital budget for Bogoso/Prestea including:

• Exploration and reserve drilling

• Haulroad construction

• Relocation and mitigation of infrastructure	$10.7 million

Capital cost to bring Wassa to first gold production including:

• Feasibility study

• Holding costs

• Construction of CIL plant	$16.5 million

In addition to these costs, we will be obligated, beginning in 2003 to make payments on our notes financing the Wassa purchase. We also expect to be purchasing other properties and interests, which would increase our capital requirements. Other cash requirements include the maintenance of our remaining properties in South America and general and administrative costs.

         To address these cash requirements, in addition to the cash flow from our operations at Bogoso/Prestea, we expect to rely on the following:

•	$5.3 million in net proceeds from our recently completed private placement

•	$5 million in proceeds due at closing from the sale of our Gross Rosebel interest

•	$6-10 million in project financing relating to the Bogoso/Prestea project

•	$10 million additional debt or equity financing

To date, one half of the private placement proceeds have been received and the balance is in escrow pending satisfaction of the conditions described above. We have received $3 million of the initial $5 million of proceeds due at closing from the sale of our Gross Rosebel interest and expect to receive the balance of such proceeds on closing of the sale. We are in discussions with respect to the Bogoso/Prestea project financing with commercial lenders with experience in African mining projects and expect to conclude a suitable arrangement in the first half of 2002. We have made some preliminary inquiries about the $10 million additional financing but have not engaged in serious discussions with respect to any such financing. We also expect to rely to an increasing extent over time on revenue from operations to fund capital expense and debt repayment.

         Our ability to finance mining projects on commercially reasonable terms or at all is dependent on numerous factors, many of which are beyond our control. Various factors, such as gold prices, forecast and actual operating costs, the results of feasibility studies, political or economic change and the attractiveness of competing investment opportunities all affect the availability and terms of project finance. Without significant additional capital resources, we will be unable to pursue the development of our mining projects as planned and may have to delay, restrict or abandon projects.

         The projects themselves may prove to be more costly that we currently anticipate them to be or may take longer to complete or result in less profitable operations than anticipated. Any of these events could impair cash flow from operations and, ultimately, our ability to repay existing debt or obtain new financing.

Item 7.  Financial Statements and Exhibits

(c)	Exhibits.

	10.1	Mining Lease between the Government of the Republic of Ghana and Bogoso Gold Limited, dated June 29, 2001.

	10.2	Agreement between Bogoso Gold Limited and Prestea Gold Resources Limited, dated November 16, 2001.

	10.3	Letter Agreement between Cambior Inc. and Golden Star Resources Ltd. dated as of October 25, 2001 regarding Guiana Shield transactions.

	10.4	Letter Agreement between Golden Star Resources Ltd., Satellite Goldsfields Limited and Standard Bank London Limited, as representative of the senior secured lenders of Satellite Goldsfields Limited, dated November 26, 2001, regarding sale of Wassa Mine.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2002

Golden Star Resources Ltd.

	By	/s/ ALLAN J. MARTER
Allan J. Marter Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Mining Lease between the Government of the Republic of Ghana and Bogoso Gold Limited, dated June 29, 2001.

10.2	Agreement between Bogoso Gold Limited and Prestea Gold Resources Limited, dated November 16, 2001.

10.3	Letter Agreement between Cambior Inc. and Golden Star Resources Ltd. dated as of October 25, 2001 regarding Guiana Shield transactions.

10.4	Letter Agreement between Golden Star Resources Ltd., Satellite Goldsfields Limited and Standard Bank London Limited, as representative of the senior secured lenders of Satellite Goldsfields Limited, dated November 26, 2001, regarding sale of Wassa Mine.